Goldman Sachs (Asia) L.L.C.

68th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

U.S.A.

China Renaissance Securities (Hong Kong) Limited
Units 8107-08, Level 81
International Commerce Centre
1 Austin Road West, Kowloon
Hong Kong

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

U.S.A.

As representatives of the prospective underwriters

VIA EDGAR

August 10, 2020

Securities and Exchange Commission

Division of Corporation Finance

Office of Real Estate & Construction

100 F Street, N.E.

Washington, D.C. 20549

Attention:	Ms. Pam Howell
Ms. Erin E. Martin
Mr. Howard Efron
Ms. Shannon Menjivar

Re:	KE Holdings Inc. (CIK No. 0001809587) (the “Company”)
Registration Statement on Form F-1, as amended (File No. 333-240068)
Registration Statement on Form 8-A (File No. 001-39436)

Dear Ladies and Gentlemen:

We hereby join the Company’s request for acceleration of the above-referenced Registration Statements, requesting effectiveness at 4:00 p.m., Eastern Time, on August 12, 2020, or as soon thereafter as is practicable.

1

Pursuant to Rule 460 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, we wish to advise you that between August 7, 2020 and the date hereof, copies of the Company’s Preliminary Prospectus dated August 7, 2020 were distributed as follows: 1,106 copies to prospective underwriters, institutional investors, dealers and others.

We have been advised by the prospective underwriters that they have complied and will continue to comply with the requirements of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

[Signature page follows]

2

Very truly yours,

Goldman Sachs (Asia) L.L.C.
Morgan Stanley & Co. LLC
China Renaissance Securities (Hong Kong) Limited
J.P. Morgan Securities LLC

As representatives of the prospective underwriters

Very truly yours,

Goldman Sachs (Asia) L.L.C.

By:	/s/ Wei CAI
Name: Wei CAI
Title: Managing Director

[Signature Page to Acceleration Request]

Very truly yours,

Morgan Stanley & Co. LLC

By:	/s/ Celestina Milner
Name: Celestina Milner
Title: Executive Director

[Signature Page to Acceleration Request]

Very truly yours,

China Renaissance Securities (Hong Kong) Limited

By:	/s/ Claire Yeh
Name: Claire Yeh
Title: Managing Director

[Signature Page to Acceleration Request]

Very truly yours,

J.P. Morgan Securities LLC

By:	/s/ Bianca Buck
Name: Bianca Buck
Title: VP TMT ECM

[Signature Page to Acceleration Request]